Exhibit 3.1
RESTATED ARTICLES OF INCORPORATION
OF ATMOS ENERGY CORPORATION
(As Amended Effective February 3, 2010)
A.	After being proposed by the Board of Directors of Atmos Energy Corporation (the “Corporation”) and submitted to the Corporation’s shareholders in accordance with the provisions of Sections 21.052 and 21.054 of the Texas Business Organizations Code and the Texas For-profit Corporation Law, an amendment to Section 2 of Article VI of the Restated Articles of Incorporation was adopted by the shareholders of the Corporation at the Annual Meeting of Shareholders held on February 3, 2010, in conformity with the provisions of the Texas Business Organizations Code, the Texas For-profit Corporation Law and the Articles of Incorporation of the Corporation , so that Section 2 of Article VI of the Restated Articles of Incorporation is hereby amended to read as follows:
“2. Election and Term. All directors elected at the 2010 annual meeting of shareholders shall be elected for terms of three years and until their successors shall be elected and qualified. Beginning with the 2011 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, all directors elected at the annual meeting of shareholders shall be elected for a one-year term expiring at the next annual meeting of shareholders. Directors shall be elected by a majority vote of the shares of the Common Stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present. Each director who is serving as a director immediately following the 2011 annual meeting of shareholders, or is thereafter elected a director, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor shall be elected and shall qualify, or until his or her earlier death, resignation, retirement, removal or disqualification from office.”
B.	The number of shares of the Corporation outstanding as of the record date was 92,931,979 and the number of shares entitled to vote on the amendment was 92,931,979. The number of shares voting for the amendment to Section 2 of Article VI of the Restated Articles of Incorporation of the Corporation was 79,072,204, the number of shares voting against such amendment was 1,757,120, and the number of shares abstaining was 928,315.
C.	The Restated Articles of Incorporation reflect an accurate copy of the Restated Articles of Incorporation of the Corporation and all amendments thereto, as filed with the Secretary of State and in effect as of the date of such filing, with no other changes in any provision thereof, except for (i) the amendment discussed above, (ii) a change in the reference in Articles II and VII below from the Texas Business Corporation Act to the Texas Business Organizations Code, which superseded the Texas Business Corporation Act on January 1, 2010, (iii) a change in the reference in Article VI below to the current number of directors from twelve (12) to thirteen (13) and the names and street addresses of the directors currently serving, and (iv) a change in the title of the Chief Executive Officer, with all such changes accurately reflected below in the Restated Articles of Incorporation.

ARTICLE I.
          The name of the corporation shall be Atmos Energy Corporation (the “Corporation”).
ARTICLE II.
          The purposes for which the Corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code and the Texas For-profit Corporation Law as defined therein, including, but not limited to, the transportation and distribution of natural gas by pipeline as a public utility, except that with respect to the Commonwealth of Virginia, the Corporation may only conduct such business as is permitted to be conducted by a public service company engaged in the transportation and distribution of natural gas by pipeline.
ARTICLE III.
          The Corporation is incorporated in the State of Texas and the Commonwealth of Virginia. The post office address of the registered office of the Corporation in the State of Texas is 211 E. 7th Street, Suite 620, Austin, Texas 78701-3218, and the registered agent for service of the Corporation at the same address is Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company. The post office address of the registered office of the Corporation in the Commonwealth of Virginia is Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, and the registered agent for service of the Corporation at the same address is Allen C. Goolsby, III, such registered agent being a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.
ARTICLE IV.
          The period of the Corporation’s duration shall be perpetual.
ARTICLE V.
          The Corporation shall not commence business until it has received for the shares consideration of the value of One Thousand Dollars ($1,000) consisting of money, labor done or property actually received.
ARTICLE VI.
          1. Number of Directors. The number of directors constituting the present board of directors is thirteen (13); however, thereafter the number of directors constituting the Board of Directors shall be fixed by the Bylaws of the Corporation. No director shall be removed during his term of office except for cause and by the affirmative vote of the holders of seventy-five percent (75%) of the shares then entitled to vote at an election of directors. The names and street addresses of the persons who are to serve as directors until the next annual meeting of the shareholders or until their successors are duly elected and qualified are as follows:

Name	Street Address
Robert W. Best	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Richard W. Cardin	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Kim R. Cocklin	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Richard W. Douglas	5430 LBJ Freeway, Suite 160, Dallas, TX 75240

Name	Street Address
Ruben E. Esquivel	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Richard K. Gordon	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Robert C. Grable	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Dr. Thomas C. Meredith	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Phillip E. Nichol	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Nancy K. Quinn	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Stephen R. Springer	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Charles K. Vaughan	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
Richard Ware II	5430 LBJ Freeway, Suite 160, Dallas, TX 75240
          2. Election and Term. All directors elected at the 2010 annual meeting of shareholders shall be elected for terms of three years and until their successors shall be elected and qualified. Beginning with the 2011 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, all directors elected at the annual meeting of shareholders shall be elected for a one-year term expiring at the next annual meeting of shareholders. Directors shall be elected by a majority vote of the shares of the Common Stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present. Each director who is serving as a director immediately following the 2011 annual meeting of shareholders, or is thereafter elected a director, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor shall be elected and shall qualify, or until his or her earlier death, resignation, retirement, removal or disqualification from office.
ARTICLE VII.
          1. Capitalization.
     The aggregate number of shares which the Corporation shall have the authority to issue is Two Hundred Million (200,000,000) shares of Common Stock having no par value.
          2. Designation and Statement of Preferences, Limitations and Relative Rights of Common Stock.
          2.01 Subject to the provisions of law, including the Texas Business Organizations Code and the Texas For-profit Corporation Law as defined therein, and the Virginia Stock Corporation Act, and to the conditions set forth in any law, including by resolution of the Board of Directors of the Corporation, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.
          2.02 The holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes. In the exercise of its voting power, the Common Stock shall be entitled to one vote for each share held.
          3. Provisions Applicable to All Classes of Stock.
          3.01 Subject to applicable law, the Board of Directors may in its discretion issue from time to time authorized but unissued shares for such consideration as it may determine. The shareholders shall have no pre-emptive rights, as such holders, to purchase any shares or securities of any class which may at any time be sold or offered for sale by the Corporation.
          3.02 At each election for directors every shareholder entitled to vote at any meeting shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected. Cumulative voting of shares of stock in the election of directors or otherwise is hereby expressly prohibited.
          3.03 The Corporation shall be entitled to treat the person in whose name any share or other security is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such shares or other security on the part of any other person, whether or not the Corporation shall have notice thereof.
          4. Provisions Applicable to Certain Business Combinations.
          4.01 The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of “Voting Stock” (as hereinafter defined) held by stockholders other than a “Substantial Shareholder” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any Substantial Shareholder; provided, however, that the seventy-five percent (75%) voting requirement shall not be applicable if either:
          (i) The “Continuing Directors” (as hereinafter defined) of the Corporation by the affirmative vote of at least a majority (a) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Substantial Shareholder to become a Substantial Shareholder, or (b) have expressly approved such Business Combination either in advance of or subsequent to such Substantial Shareholder’s having become a Substantial Shareholder; or
          (ii) The cash or fair market value (as determined by at least a majority of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the “Highest Per Share Price” or the “Highest Equivalent Price” (as these terms are hereinafter defined) paid by the Substantial Shareholder in acquiring any of its holdings of the Corporation’s Voting Stock.
     4.02 For purposes of this paragraph 4 of Article VII:
          (i) The term “Business Combination” shall include, without limitation: (a) any merger or consolidation of the Corporation, or any entity controlled by or under common control with the Corporation, with or into any Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, (b) any merger or consolidation of a Substantial Shareholder, or any entity controlled by or under common control with the Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or substantially all of the property and assets of the Corporation, or any entity controlled by or under common control with the Corporation, to a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, (d) any purchase, lease, exchange, transfer or other acquisition of all or substantially all of the property and assets of a Substantial Shareholder or any entity controlled by or under common control with the Corporation, (e) any recapitalization of the Corporation that would have the effect of increasing the voting power of a Substantial Shareholder, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.
          (ii) The term “Substantial Shareholder” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as those terms are defined in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) as in effect at the date of the adoption hereof), “Beneficially Owns” (as defined in Rule 13d-3 of the Exchange Act) an aggregate of 10 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.
          (iii) Without limitation, any share of Voting Stock of the Corporation that any Substantial Shareholder has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Substantial Shareholder and to be outstanding for purposes of clause (ii) above.
          (iv) For the purposes of subparagraph 4.01(ii) of this paragraph 4 of Article VII, the term “other consideration to be received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Substantial Shareholders or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.
          (v) The term “Voting Stock” shall mean all of the outstanding shares of Common Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proposition of the votes entitled to be cast by such shares.
          (vi) The term “Continuing Director” shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Substantial Shareholder involved in a Business Combination became a Substantial Shareholder.
          (vii) A Substantial Shareholder shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Substantial Shareholder became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Substantial Shareholder under the foregoing definition of Substantial Shareholder, if the price is paid by such Substantial Shareholder for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Substantial Shareholder became the Beneficial Owner thereof.
          (viii) The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this paragraph 4 of Article VII shall mean the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent to the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Substantial Shareholder shall be taken into account regardless of whether the shares were purchased before or after the Substantial Shareholder became a Substantial Shareholder. The Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Substantial Shareholder with respect to the shares of capital stock of the Corporation acquired by the Substantial Shareholder. In the case of any Business Combination with a Substantial Shareholder, the Continuing Directors shall determine the Highest Per Share Price or the Highest Equivalent Price for each class and series of the capital stock of the Corporation.
          4.03 The provisions set forth in this paragraph 4 of Article VII may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock (as defined in this Article VII) of the Corporation at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is a Substantial Shareholder (as defined in this Article VII), such action must also be approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock held by the shareholders other than the Substantial Shareholder.
ARTICLE VIII.
          The power to alter, amend or repeal the Corporation’s bylaws, and to adopt new bylaws, is hereby vested in the Board of Directors, subject, however, to repeal or change by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares entitled to vote thereon.
ARTICLE IX.
          The Corporation shall indemnify, to the fullest extent permitted by law, any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, by reason of the fact that such person is or was a director or officer of the Corporation, or, while such person was a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorney’s fees) actually incurred by such person in connection with such action, suit, or proceeding. In addition to the foregoing, the Corporation shall, upon request of any such person described above and to the fullest extent permitted by law, pay or reimburse the reasonable expenses incurred by such person in any action, suit, or proceeding described above in advance of the final disposition of such action, suit, or proceeding.
ARTICLE X.
          No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director, except for liability for (i) a breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas or the Commonwealth of Virginia are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Corporation, then the liability of a director of the Corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by the laws of the State of Texas and the Commonwealth of Virginia. Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to such events or circumstances occurring or existing prior to such time.

ATMOS ENERGY CORPORATION
By:	/s/ ROBERT W. BEST
Robert W. Best
Chairman of the Board and Chief Executive Officer